Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TransFirst Inc. and Subsidiaries for the year ended December 31, 2013 as well as the period from January 1, 2014 to November 11, 2014 (Predecessor), TransFirst Holdings Corp. and Subsidiaries as of December 31, 2014 and December 31, 2015 and for the Period From November 12, 2014 to December 31, 2014, and for the year ended December 31, 2015 (Successor)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

TransFirst Holdings Corp.

Hauppauge, New York

We have audited the accompanying consolidated balance sheets of TransFirst Holdings Corp. and Subsidiaries (the “Company” or “Successor”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive (loss), changes in stockholders’ equity, and cash flows for the year ended December 31, 2015 and the period from November 12, 2014 to December 31, 2014 (the “successor period”). We have also audited the accompanying consolidated statements of operations and comprehensive income, changes in redeemable participating preferred stock, and stockholders’ deficit and cash flows of TransFirst Inc. and Subsidiaries (the “Predecessor”) for the period from January 1, 2014 to November 11, 2014 (the “predecessor period”). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of the Predecessor for the year ended December 31, 2013, before the effects described in Note 14 to the consolidated financial statements to correct the 2013 consolidated financial statements for the omission of certain disclosures related to 2013 income available to common shareholders and earnings per share information of the Predecessor, were audited by other auditors whose report, dated July 30, 2014, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TransFirst Holdings Corp. and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for year ended December 31, 2015 and the successor period in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of TransFirst Inc. and Subsidiaries for the predecessor period in conformity with accounting principles generally accepted in the United States of America.

We have also audited the adjustments described in Note 14 to the consolidated financial statements that were applied to correct the 2013 consolidated financial statements for the omission of certain disclosures related to 2013 income available to common shareholders and earnings per share information of the Predecessor. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements of the Predecessor other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2013 consolidated financial statements taken as a whole.

Denver, Colorado

March 3, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of TransFirst Inc. and Subsidiaries

We have audited the accompanying consolidated statement of operations (excluding net income (loss) available to common shareholders, earnings per share amounts, and related disclosures in Note 14) and comprehensive income, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2013 of TransFirst Inc. and Subsidiaries (TransFirst). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above (excluding net income (loss) available to common shareholders, earnings per share amounts, and related disclosures in Note 14), present fairly, in all material respects, the consolidated results of TransFirst’s operations and its cash flows for the year ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the net income (loss) available to common shareholders or the earnings per share amounts presented in the consolidated statements of operations or the related disclosures in Note 14 and, accordingly, we do not express an opinion or any other form of assurance on those amounts or disclosures. The presentation of net income (loss) available to common shareholders, earnings per share and related disclosures were audited by other auditors.

Denver, Colorado

July 30, 2014

TRANSFIRST HOLDINGS CORP. AND SUBSIDIARIES (SUCCESSOR)

Consolidated Balance Sheets

(In thousands, except share and per share data)

	Successor
	December 31,	December 31,
	2014	2015
Assets
Cash and cash equivalents	$36,217	$90,091
Settlement cash	34,907	32,163
Accounts receivable, net of allowance for doubtful accounts of $450 and $1,044, respectively	121,230	145,329
Deferred tax assets	1,874	5,401
Funds held for merchants and restricted cash	19,818	13,112
Income tax receivable	6,316	859
Escrow deposits	17,000	—
Prepaid expenses and other current assets	4,880	2,917

Total current assets	242,242	289,872
Property, equipment, and software, net	18,372	13,264
Finite-lived intangible assets, net	393,487	350,909
Goodwill	1,023,221	1,023,221
Indefinite-lived intangible assets	208,400	208,400
Other noncurrent assets	29,789	34,398

Total assets	$1,915,511	$1,920,064

Liabilities and Stockholders’ Equity
Accounts payable	$4,671	$3,104
Funds owed to merchants	127,213	127,453
Accrued processing expenses	24,003	29,168
Interest payable	551	196
Current portion of long-term debt	137,220	7,633
Employee-related expenses	5,421	23,811
Accrued liability to former shareholders	17,068	—
Accrued transaction costs	—	3,721
Other current liabilities	12,993	20,415

Total current liabilities	329,140	215,501
Noncurrent deferred tax liabilities	174,245	176,776
Other noncurrent liabilities	1,375	1,015
Long-term debt	1,001,867	1,125,076

Total liabilities	1,506,627	1,518,368
Commitments and contingencies (Note 13)
Stockholders’ equity
Common stock, par value $.001. 250,000 and 250,000 shares authorized, respectively; 93,264 and 93,264 outstanding, respectively	—	—
Additional paid-in capital	418,761	418,761
Accumulated deficit	(9,877)	(17,065)

Total stockholders’ equity	408,884	401,696

Total liabilities and stockholders’ equity	$1,915,511	$1,920,064

See accompanying notes.

TRANSFIRST HOLDINGS CORP. AND SUBSIDIARIES (SUCCESSOR) AND TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands except share and per share data)

	Predecessor		Successor
	Year Ended December 31, 2013	Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Year Ended December 31, 2015
Revenues	$1,067,763	$1,079,231	$180,636	$1,542,866
Cost of services and goods (exclusive of depreciation and amortization shown separately below)	849,458	869,938	146,807	1,268,243
Selling, general, and administrative expenses	105,016	140,921	24,722	136,843
Depreciation and amortization expense	23,910	18,666	9,678	66,906
Management fees	1,250	1,084	74	1,053
Provision for merchant losses	3,548	2,373	177	3,198

Income (loss) from operations	84,581	46,249	(822)	66,623
Interest income	793	632	73	188
Interest expense	(56,812)	(44,186)	(10,748)	(78,735)
Loss on extinguishment of debt	—	—	(2,250)	—

Income (loss) before income taxes	28,562	2,695	(13,747)	(11,924)
Income tax (expense) benefit	(12,252)	(1,528)	3,870	4,736

Net income (loss) and comprehensive income (loss)	$16,310	$1,167	$(9,877)	$(7,188)

Accretion of preferred stock to redemption value	(14,498)	(13,087)	—	—
Dividends paid on participating preferred stock	—	(16,438)	—	—

Net income (loss) available to common shareholders	$1,812	$(28,358)	$(9,877)	$(7,188)

Earnings (loss) per common share (basic and diluted)	$0.03	$(0.70)	$(105.90)	$(77.07)

Weighted-average number of common shares (basic)	41,689,132	42,075,083	93,264	93,264

Weighted-average number of common shares (diluted)	42,310,194	42,075,083	93,264	93,264

See accompanying notes.

TRANSFIRST HOLDINGS CORP. AND

SUBSIDIARIES (SUCCESSOR)

Consolidated Statements of Changes in Stockholders’ Equity (Successor)

(in thousands, except share data)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
Balance, November 12, 2014	$—	$—	$—	$—	$—
Issuance of common stock	93,264	—	418,800	—	418,800
Return of capital	—	—	(39)	—	(39)
Net loss and comprehensive loss	—	—	—	(9,877)	(9,877)

Balance, December 31, 2014	$93,264	$—	$418,761	$(9,877)	$408,884
Net loss and comprehensive loss	—	—	—	(7,188)	(7,188)

Balance, December 31, 2015	$93,264	$—	$418,761	$(17,065)	$401,696

See accompanying notes.

TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Changes in Redeemable Participating Preferred Stock, and Stockholders’ Deficit (Predecessor)

(in thousands, except share and per share data)

	Redeemable Participating Preferred Stock		Common Stock		Treasury		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount			Total
Balance, January 1, 2013	9,132,466	$155,861	41,762,978	$418	334,218	$(387)	$774	$(159,499)	$(158,694)
Exercise stock options	—	—	112,359	1	—	—	160	—	161
Repurchase of common stock	—	—	—	—	12,953	(40)	—	—	(40)
Stock compensation expense	—	—	—	—	—	—	644	—	644
Vested restricted stock awards	—	—	368,612	4	—	—	(4)	—	—
Accretion of preferred stock to redemption value	—	14,498	—	—	—	—	(1,574)	(12,924)	(14,498)
Other	—	—	—	—	—	—	—	(26)	(26)
Net income and comprehensive income	—	—	—	—	—	—	—	16,310	16,310

Balance, December 31, 2013	9,132,466	$170,359	42,243,949	$423	347,171	$(427)	—	$(156,139)	$(156,143)
Exercise stock options	—	—	25,095	—	—	—	40	—	40
Dividends paid (9% dividend on preferred stock and $ 1.80 per share common stock dividend)	—	(24,207)	—	—	—	—	—	(93,509)	(93,509)
Stock compensation expense	—	—	—	—	—	—	2,711	—	2,711
Vested restricted stock awards	—	—	895,577	9	—	—	(9)	—	—
Accretion of preferred stock to redemption value	—	13,087	—	—	—	—	(2,742)	(10,345)	(13,087)
Net income and comprehensive income	—	—	—	—	—	—	—	1,167	1,167
Purchase of TransFirst Inc.	(9,132,466)	(159,239)	(43,164,621)	(432)	(347,171)	427	—	258,826	258,821

Balance, November 12, 2014	—	$—	—	$—	—	$—	$—	$—	$—

See accompanying notes.

TRANSFIRST HOLDINGS CORP. AND SUBSIDIARIES (SUCCESSOR) AND TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Cash Flows

(in thousands)

	Predecessor		Successor
	Year Ended December 31, 2013	Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Year Ended December 31, 2015
Operating activities:
Net income (loss)	$16,310	$1,167	$(9,877)	$(7,188)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	23,910	18,666	9,678	66,906
Proceeds from sale of interest rate derivative instruments	—	1,370	—	—
Purchase of interest rate derivative instruments	(5,059)	—	—	—
Paid-in-kind interest	1,685	—	579	1,857
(Gain) Loss on disposals of property, equipment, software, and merchant contracts	1,143	249	(70)	29
Impairment of assets	644	2,274	(3)	—
Provision for merchant losses	3,548	2,373	177	3,198
Amortization of deferred loan costs and debt discount	5,630	5,741	749	5,979
Loss on extinguishment of debt	—	—	2,250	—
Debt modification expense	1,119	4,089	366	3,786
Change in fair market value of derivative agreements	(442)	2,621	—	—
Deferred compensation	431	—	—	7,874
Stock compensation expense	644	2,711	—	—
Deferred taxes	12,244	1,452	(3,892)	(995)
Changes in assets and liabilities net of the effects of acquisition:
Accounts receivable	(14,899)	(64,643)	38,721	(27,234)
Income tax receivable	(2,342)	(31)	16	5,457
Prepaid expenses and other assets	(502)	(316)	711	379
Accounts payable	(1,335)	160	830	(146)
Funds held for merchants and restricted cash and funds owed to merchants	7,174	13,202	4,517	9,690
Accrued processing expenses	826	30,155	(25,987)	5,164
Interest payable	(664)	5,080	(5,580)	(525)
Other accrued liabilities	(1,937)	30,696	(33,256)	13,626

Net cash provided by (used in) operating activities	48,128	57,016	(20,071)	87,857
Investing activities:
Purchases of property, equipment, software and internally developed intangible asset software	(8,983)	(5,482)	(1,503)	(9,210)
Merchant portfolios and customer contracts acquired	(6,446)	(3,904)	(268)	(3,953)
Investment in Payment-as-a-Service Corporation	—	—	—	(15)
Purchase of TransFirst Inc., net of cash acquired	—	—	(727,111)	—
Issuance of notes receivable, net of repayments	(1,119)	1,061	77	181
Issuance of loans due from employees, net of repayments	(6)	1,448	22	—
Proceeds from sale of intangible assets, property, equipment and software	5	221	—	86

Net cash used in investing activities	(16,549)	(6,656)	(728,783)	(12,911)

TRANSFIRST HOLDINGS CORP. AND SUBSIDIARIES (SUCCESSOR) AND TRANSFIRST INC. AND SUBSIDIARIES (PREDECESSOR)

Consolidated Statements of Cash Flows

(in thousands)

	Predecessor		Successor
	Year Ended December 31, 2013	Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Year Ended December 31, 2015
Financing activities:
Proceeds from issuance of term notes, net of discount	$—	$99,000	$1,008,650	$129,648
Proceeds from issuance of subordinated debt	—	—	130,000	—
Debt issuance and recapitalization costs	(5,274)	(8,789)	(30,955)	(5,670)
Payments on term notes	(3,993)	(9,712)	(711,296)	(7,479)
Payments on subordinated debt	—	—	(29,775)	(131,978)
Borrowings on revolver facility	53,002	—	—	—
Repayments of revolver facility	(53,002)	—	—	—
Equity contributions	—	—	418,800	—
Return of capital	—	—	(39)	—
Repurchase of common stock	(40)	—	—	—
Proceeds from exercise of stock options	70	40	—	—
Payments on financing of acquired intangible assets	(742)	(907)	(314)	(3,390)
Deferred initial public offering expenses	—	—	—	(2,203)
Dividends paid	—	(117,716)	—	—

Net cash provided by (used in) financing activities	(9,979)	(38,084)	785,071	(21,072)
Net increase in cash and cash equivalents	$21,600	$12,276	$36,217	$53,874
Cash and cash equivalents at beginning of year	4,357	25,957	—	36,217

Cash and cash equivalents at end of year	$25,957	$38,233	$36,217	$90,091

Supplemental disclosure of cash flow information:
Interest paid	$48,261	$35,938	$9,203	$70,588
Income taxes paid	$2,427	$65	$—	$74
Income tax refunds received	$—	$—	$—	$9,296
Noncash financing of acquired intangible assets	$1,604	$872	$484	$6,542
Note receivable exchanged for investment in Payment-as-a-Service
Corporation	$—	$—	$—	$1,269
Accumulated but unpaid dividends	$14,498	$3,533	$—	$—

See accompanying notes.

TRANSFIRST HOLDINGS CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

TransFirst Inc. and Subsidiaries for the year ended December 31, 2013 as well as the period from January 1, 2014 to November 11, 2014 (Predecessor), TransFirst Holdings Corp. and Subsidiaries as of December 31, 2014 and December 31, 2015 and for the Period From November 12, 2014 to December 31, 2014, and for the year ended December 31, 2015

(Successor)

(Dollars in Thousands)

1. Description of Business

TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.) is a wholly owned subsidiary of a group of affiliated funds of Vista Equity Partners (Vista). TransFirst Holdings Corp. holds all issued and outstanding common shares of TransFirst Inc. (Predecessor) and its various subsidiaries (collectively the Company).

The Company is engaged in providing payment technology solutions to merchants located throughout the United States. The Company offers integrated transaction processing support for all major credit cards, including Visa, MasterCard, American Express, Discover/Novus, Diners Club, and JCB. The Company also provides processing for debit cards, gift cards, ACH transactions, EBT (government financial support programs), and check verification services. The Company primarily serves small to medium-sized merchants, providing a broad range of transaction processing services, including capturing and transmitting transaction data, effecting the settlement of payments, and assisting merchants in resolving chargeback disputes with their customers. The Company operates only in this single operating segment of business. The Company primarily provides these services through multi-year agreements with a wide network of distribution partners. These partners include: financial institutions, value added resellers (VARs), independent sales organizations, and various industry associations.

Basis of Presentation and Principles of Consolidation

Our consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries and reflect the elimination of all intercompany accounts and transactions.

Background

On October 12, 2014, Vista, through newly formed holding and acquisition companies, entered into an Agreement and Plan of Merger with the Predecessor to effect the acquisition from Welsh, Carson, Anderson & Stowe (WCAS). The four companies created by Vista were TransFirst Holdings Corp. (formerly known as Tyche Topco, Inc.), Tyche Finance, LLC, Tyche Holdings, LLC, and Tyche Merger Sub, Inc. TransFirst Holdings Corp., together with Tyche Merger Sub, Inc., (MergerSub) a Delaware corporation and a wholly owned subsidiary of TransFirst Holdings, Corp., entered into an Agreement and Plan of Merger (the Merger Agreement) with TransFirst Inc. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, TransFirst Holdings Corp. commenced an offer to acquire TransFirst Inc. pursuant to a transaction in which MergerSub merged with TransFirst Inc., with TransFirst Inc. surviving as a wholly owned subsidiary of TransFirst Holdings Corp. On November 12, 2014, Merger Sub completed the acquisition of 100% of the voting interest in TransFirst Inc. The total cash purchase price consideration for the TransFirst acquisition was approximately $765,344. The acquisition will allow the Company to grow its network of merchants and distribution partners and migrate toward more integrated processing solutions.

Predecessor and Successor Financial Statements

The accompanying consolidated financial statements are presented as of December 31, 2014 and December 31, 2015 (Successor), and for the pre-acquisition period for the year ended December 31, 2013 (Predecessor) as well as for the period from January 1, 2014 through November 11, 2014 (Predecessor) and the post-acquisition period from November 12, 2014 through December 31, 2014 (Successor) and the year ended December 31, 2015 (Successor) and include the results of the Company and its subsidiaries, all of which are wholly owned. There was no other activity in the Company for periods prior to November 12, 2014 besides the Predecessor. The Company is sometimes referred to as the “Successor” for periods on or after November 12, 2014, and the “Predecessor” for periods on or prior to November 11, 2014.

2. Summary of Significant Accounting Policies

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires the use of management estimates and assumptions that affect the amounts reported. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future.

Significant items subject to estimates and assumptions include the carrying value of long-lived assets, other assets, valuation allowances for receivables, amortization of intangibles, valuation of deferred tax assets, and stock options. Actual results could significantly differ from those estimates.

Liquidity and Credit Risks

Management believes the first lien revolving facility and cash on hand will be adequate to fund its operations and that the Company will remain in compliance with all debt covenants over the next 12 months. Achievement of projected cash flows from operations will be dependent upon the Company’s attainment of forecasted revenues and operating costs. Such operating performance will be subject to financial, economic, and other factors affecting the industry and operations of the Company, including factors beyond the Company’s control.

Cash and Cash Equivalents

The Company considers all demand deposits with banks and highly liquid, short-term cash investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of cash, cash held in money market accounts, and overnight investments. All excess cash not needed for normal operations is used to reduce debt or is held to fund future investments. The Company maintains cash (including settlement cash) at financial institutions in excess of federally insured limits, which totaled $91,497 and $135,592 at December 31, 2014 (Successor) and December 31, 2015 (Successor), respectively.

Settlement Cash

The Company provides for early receipt of merchant funds from Visa, MasterCard, and Discover on a substantial portion of its portfolio. This receipt of cash, a full day in advance of paying most of its merchants, has allowed the Company to minimize and, in most cases, eliminate borrowings from its sponsor banks that were previously required to fund interchange expense. Interchange expense is deducted from settlement by the cardholder’s issuing bank from the funds received daily from Visa, MasterCard, and Discover; however, the Company settles to its merchants the full value of that day’s receipts and collects its fees the following month.

The Company maintains a settlement cash balance and a restricted cash balance for cash owed to merchants. These funds owed to merchants are included in current liabilities. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by sponsor banks to which the Company does not have legal ownership but has the right to use as security to satisfy settlement obligations.

Accounts Receivable, Net

Accounts receivable consists primarily of amounts due from merchants for discount fees, monthly service fees, and other merchant revenue. The allowance for doubtful accounts as of December 31, 2014 (Successor) and December 31, 2015 (Successor) was $450 and $1,044, respectively. An allowance for doubtful accounts is recorded when it is probable that the accounts receivable balance will not be collected.

Funds Held for Merchants and Restricted Cash

Funds held for merchants primarily consist of reserves that are established upon credit approval and risk review of merchants and cash reserves held for merchant losses. Restricted cash primarily consists of funds withheld from card-not-present merchants in a variety of industries that sell products through the internet, television advertisement, and catalogs. This cash serves as collateral against potential credit card disputes commonly associated with processing these types of transactions. Restricted cash is legally restricted to offset losses from disputed transactions not settled by the merchant for whom the reserves are held.

Reserve for Merchant Losses

Disputes between a cardholder and a merchant periodically arise due to cardholder dissatisfaction with merchandise quality or a merchant’s services. These disputes may not be resolved in the merchant’s favor and, in some cases, the transaction is “charged back” to the merchant. The purchase price is then refunded to the cardholder through the respective card issuing bank. However, in the case of merchant insolvency, bankruptcy, or other nonpayment, the Company may be liable for any such charges disputed by cardholders. The Company believes the diversification of its merchants and its risk management programs reduce the risk of loss to an acceptable level. The Company evaluates its risk and estimates its potential loss for chargebacks based on historical experience, and a provision for these estimated losses is expensed in the same period as the related revenues are recognized.

The provision for these estimated losses is recorded as a provision for merchant losses in the accompanying consolidated statements of operations and comprehensive income (loss) and within other current liabilities in the consolidated balance sheets. The reserve for merchant losses as of December 31, 2014 (Successor) and December 31, 2015 (Successor) was $915 and $978, respectively.

Property and Equipment

Computer hardware, furniture, and other equipment and leasehold improvements are recorded at fair value as of the date of acquisition. Depreciation on computer hardware, furniture, and other equipment is computed using the straight-line method over an estimated useful life of three to five years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease. Maintenance and repairs are expensed as incurred; improvements that increase the value of the property and extend the useful life are capitalized. When property and equipment are sold or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized in income and are included in selling, general and administrative expense in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

Computer Software

Computer software includes purchased software as well as internally developed software. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life and is reported within property, equipment, and software, net in the accompanying consolidated balance sheet. The Company capitalizes certain costs associated with software developed or obtained for internal use which are reported within finite lived intangible assets, net in the accompanying consolidated balance sheet. This policy provides for the capitalization of certain payroll-related costs for employees who are directly associated with internal-use computer software projects. Costs associated with preliminary project stage activities, training, maintenance, and all other post- implementation stage activities are expensed as incurred. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities. Capitalized costs related to software developed for internal use are amortized on a straight-line basis generally over an estimated useful life of three to ten years. The Company capitalized $8,933, $3,352, $1,574 and $4,012 during the year ended December 31, 2013 (Predecessor), the period from January 1, 2014 to November 11, 2014 (Predecessor), the period from November 12, 2014 to December 31, 2014 (Successor), and the year ended December 31, 2015, respectively, related to internal-use software costs.

Acquisitions, Goodwill and Other Intangible Assets

The Company accounts for acquired businesses using the acquisition method of accounting, in accordance with GAAP accounting rules for business combinations, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Any excess of the purchase price over the estimated fair values of net assets acquired is recorded as goodwill.

Intangible assets represent the cost of the Company’s purchased and renewed merchant portfolios, distribution partner relationships, customer contracts, noncompete agreements, trade names, and goodwill. The Successor Company amortizes its customer contracts over the expected economic life of the contracts acquired based on the timing of the expected undiscounted cash flows. The Company amortizes customer acquisition costs and distribution partner agreements based on the specific terms of each agreement, generally two to five years. The Company amortizes its noncompete agreements on a straight-line basis over the life of the agreements, generally two years. Intangible assets with indefinite lives are not amortized but subject to annual impairment testing and are also evaluated as needed to determine whether events and circumstances continue to support an indefinite life.

During the year ended December 31, 2013 (Predecessor), period from January 1, 2014 through November 11, 2014 (Predecessor), period from November 12, 2014 through December 31, 2014 (Successor), and year ended December 31, 2015 (Successor), the Company entered into portfolio purchase agreements, distribution partner agreements, and residual buyback agreements as part of its sales partnerships for future merchant referrals. Some of the agreements, primarily with the Company’s partner bank relationships, have deferred payments that may require performance obligations. Some of these purchases are partially financed by the seller. The obligations under these seller-financed purchases are recorded as a liability of $2,443 and $4,979 at December 31, 2014 and December 31, 2015 (Successor), respectively. The payments to the sellers are contingent on the sellers meeting certain obligations under the respective agreements, and the Company has recorded the full amount of the liability under such agreements when it is probable the criteria will be met. The liabilities are recorded within other current liabilities and other noncurrent liabilities based on the timing of the seller-financed obligations. Of the $8,050, $4,776, $753 and $11,495 aggregate intangible purchases during the year ended December 31, 2013 (Predecessor), period from January 1, 2014 through November 11, 2014 (Predecessor), period from November 12, 2014 through December 31, 2014 (Successor), and year ended December 31, 2015, respectively, $1,604, $952, $484, and $6,542, respectively, represent the fair values of the seller financing. These intangible customer contracts, recorded within finite-lived intangible assets, are being amortized over their estimated lives, which range from one to six years.

Goodwill is the excess of the purchase price paid over the fair value of net assets of businesses acquired. The Company evaluates goodwill for impairment at least annually on October 1, or as circumstances indicate such goodwill may be impaired. The Company can elect to first assess the qualitative factors under GAAP to determine whether or not to perform the two-step goodwill impairment test. If, after assessing these qualitative factors, it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then the first and second steps of the goodwill impairment test are unnecessary. If however, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company would perform the first step of the two-step goodwill impairment test. Step one would compare the reporting unit’s carrying amount to its fair value. The Company determines the fair value based on the income approach and the market approach. This would generally be classified within Level 3, in the event that the Company were required to measure and record such assets at fair value within its consolidated financial statements. If the carrying amount of a reporting unit is greater than zero and its fair value exceeds its carrying amount, goodwill is not considered impaired and step two is not necessary. If the carrying value of the reporting unit is zero or negative or it exceeds the fair value, the second step of the impairment test would be performed to measure the amount of impairment loss, if any, and when it is more likely than not that a goodwill impairment exists. The Company’s impairment tests require it to make assumptions and judgments regarding the estimated fair value of its reporting unit, which include goodwill and other intangible assets.

Losses, if any, resulting from impairment tests are reflected in income from operations on the accompanying consolidated statements of operations and comprehensive income (loss). No goodwill impairment losses were recorded for the year ended December 31, 2013 (Predecessor), period from January 1, 2014 through November 11, 2014 (Predecessor), period from November 12, 2014 through December 31, 2014 (Successor) or for the year ended December 31, 2015 (Successor), respectively.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. In such circumstances, the determination of whether impairment has occurred is based on management’s estimate of undiscounted future cash flows over the remaining estimated useful life of the asset as compared to the net carrying value of the asset. In the event that long-lived assets are found to be carried at amounts that are in excess of estimated future cash flows, then the assets are adjusted for impairment to a level commensurate with the fair values of the underlying assets.

Other Noncurrent Assets

Other noncurrent assets consist of debt issuance costs, long-term notes receivable, and other long-term deposits. The Company capitalized deferred financing costs incurred in connection with its credit agreements and amortizes those costs over the terms of the credit agreements. The Successor’s senior debt was refinanced in June 2015. Debt issuance costs are amortized to interest expense using the effective interest method over the term of the respective credit agreements.

Interest income from notes receivable is calculated and recorded based on the terms of the note agreements.

	Successor
	December 31, 2014	December 31, 2015
Debt issuance costs, net	$27,806	$25,385
Deferred transaction costs	—	5,882
Other long-term deposits	825	828
Other long-term assets	300	319
Long-term notes receivable	858	700
Investment in Payment-as-a-Service Corporation	—	1,284

	$29,789	$34,398

The Company evaluates notes receivable for impairment when, based on current information or events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the receivable. The Company considers factors such as the debtor’s payment history, the fair value of any related collateral, and the debtor’s financial condition in assessing notes for impairment. The Company measures impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate compared to the recorded investment in the note receivable.

Deferred offering costs, consisting of legal, accounting and other direct and incremental fees related to the Company’s initial public offering, are capitalized. The deferred offering costs will be offset against initial public offering proceeds upon the completion of the offering. In the event the offering is terminated, deferred offering costs will be expensed. As of December 31, 2014, the Company had no capitalized deferred offering costs. As of December 31, 2015, $5,882 had been capitalized as deferred offering costs which are included in other noncurrent assets in the accompanying consolidated balance sheet.

Revenue and Cost Recognition

The Company has contractual agreements with its merchants that set forth the terms and conditions of its relationship with them. Revenues and costs are recognized as earned and incurred in accordance with Accounting Standards Codification (ASC) 605, Revenue Recognition. ASC 605 establishes guidance as to when revenue realized and earned by using the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price is fixed and determinable; and (4) collectability is reasonably assured.

Revenues earned by the Company include a rate charge to the merchant based on a percentage of sales processed (a discount rate) and other fees collected from the merchant. Related expenses include residuals, interchange fees and payments to the card associations, the processor and the network service providers. These are reflected in cost of services. Revenues related to payment transactions are recognized at the time the merchants’ transactions are processed. Revenues derived from service fees are recognized at the time the service is performed. Costs of services and goods are recognized when incurred. These costs consist of third party servicing costs directly associated with the revenues.

The Company follows the guidance provided in ASC 605-45, Principal Agent Considerations. ASC 605-45 states that whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors are considered in the evaluation. The Company has primary responsibility for the fulfillment of the processing services that the customer (merchant) needs, and is a full service processor, providing end-to-end payment processing services. The merchant engages the Company for all credit card processing services including transmission authorization and clearing, transaction settlement, dispute resolution, security and risk management solutions, reporting, and other value-added services. As such, the Company is the primary obligor in these transactions. Further, the Company has latitude in pricing and may set prices as it deems reasonable for each merchant. Finally, the Company’s business practice is to settle and fund the full transaction amounts to its merchants on a daily basis and then to collect its fees on the 10th day of the following month. The gross fees the Company collects are intended to cover the interchange, assessments, and other processing fees and include the Company’s margin on the transactions processed. The Company believes this policy aids in new business generation, as its merchants benefit from bookkeeping simplicity. However, this results in the Company extending credit to its merchants at each period end, which is then settled on the 10th of the following month.

For these reasons, the Company is the principal in the contractual relationship with its customers and therefore records its revenues, including interchange and assessments, on a gross basis.

Advertising Costs

Advertising costs, included in selling, general and administrative expenses as incurred, were approximately $1,980, $2,230, $275 and $2,514 for the year ended December 31, 2013 (Predecessor), period from January 1, 2014 through November 11, 2014 (Predecessor), the period from November 12, 2014 through December 31, 2014 (Successor), and the year ended December 31, 2015, respectively.

Income Taxes

The Company has recorded its provision for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using enacted tax rates that will be in effect at the time such differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the probability of realizing its deferred tax assets on an ongoing basis. This evaluation includes estimating the Company’s future taxable income in each of the taxing jurisdictions in which the Company operates, as well as the feasibility of tax planning strategies.

If interest or penalties are incurred related to income taxes, the interest expense and penalties are recorded as tax expense. The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax expense line item of the accompanying consolidated statements of operations and comprehensive income (loss). Tax years ended June 15, 2007, December 31, 2009, and forward remain subject to examination by major tax jurisdictions. The Company has identified its federal return and state returns in California and Colorado as major jurisdictions.

Share-Based Compensation

Share-based compensation costs are measured at the grant date, based on the calculated fair value of the award, and is recognized as an operating expense over the employee’s requisite service period (generally the vesting period of the equity grant). In addition, share-based compensation is adjusted annually for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience (see Note 10 for further discussion on the Company’s equity plans). Share-based compensation is recorded in selling, general, and administrative expenses within the Consolidated Statements of Operations and Comprehensive Income (Loss). As part of the Acquisition on November 12, 2014, stock options and restricted awards that were previously considered improbable of vesting were modified, which triggered a remeasurement of those awards. Those awards then immediately vested upon change of control. As the vesting was contingent upon change in control, the total remeasured fair value of $18,079 is reflected in neither the Predecessor or Successor income statement periods but instead presented “on the line”. This amount was included in equity of the Predecessor in conjunction with the Acquisition. Such presentation is referred to as black line Acquisition Accounting.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects adoption of this guidance will have on the Company’s consolidated financial statements or financial statement disclosures.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which will require the classification of all deferred tax assets and liabilities as noncurrent on the balance sheet instead of separating deferred taxes into current and noncurrent amounts. Also, companies will no longer allocate valuation allowances between current and noncurrent deferred tax assets because those allowances also will be classified as noncurrent. For public business entities, the guidance is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The guidance can be adopted either prospectively or retrospectively. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its financial statements.

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. The guidance is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2015. The Company is evaluating the full effect of the standard on its financial statements.

In August 2015, the FASB issued ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements – Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. The ASU incorporates a SEC staff announcement that the SEC staff will not object to an entity presenting the cost of securing a revolving line of credit as an asset, regardless of whether a balance is outstanding. The guidance was effective upon announcement by the SEC staff in June 2015. The Company is evaluating the full effect of the standard on its financial statements.

In April 2015, the FASB issued ASU 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which amends the guidance on internal use software to clarify how customers in cloud computing arrangements should determine whether the arrangement includes a software license. The guidance also eliminates the existing requirement for customers to account for software licenses they acquire by analogizing to the guidance on leases. Instead, entities will account for these arrangements as licenses of intangible assets. The guidance is effective for annual periods, beginning after December 15, 2015. Early adoption is permitted for all entities. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its financial statements.

In April 2015, the FASB issued ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs, which will simplify the presentation of debt issuance costs by requiring debt issuance costs to be presented as a deduction from the corresponding debt liability. The guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2015. Upon adoption, the guidance must be applied retrospectively to all prior periods presented. The Company is evaluating the full effect of the standard on its financial statements.

In February 2015, the FASB issued ASU 2015-02, Amendments to the Consolidation Analysis, which eliminates the deferral of FAS 167, which has allowed entities with interests in certain investment funds to follow the previous consolidation guidance in FIN 46(R), and makes other changes to both the variable interest model and the voting model. The guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. A reporting entity must apply the amendments using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the period of adoption or apply the amendments retrospectively. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its financial statements.

In January 2015, the FASB issued ASU 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, which will simplify income statement presentation by eliminating the need to determine whether to classify an item as an extraordinary item. ASU 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, but adoption must occur at the beginning of a fiscal year. An entity can elect to apply the guidance prospectively or retrospectively. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations, which permits an acquired entity to elect the option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtained control of the acquired entity. The guidance was effective immediately upon issuance. Acquired entities may elect to apply the guidance to any future transaction or to their most recent event in which an acquirer obtains or obtained control of them. The Company has not yet selected a transition method and does not expect this standard to have a material impact on the Company’s financial statements upon adoption.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. The guidance is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company will adopt the standard effective January 1, 2016. The Company does not expect this standard to have a material impact on the Company’s financial statements upon adoption.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation, which requires a performance target in stock compensation awards that affects vesting, and is achievable after the requisite service period, be treated as a performance condition. The Company will adopt the standard effective January 1, 2016. The guidance should be applied prospectively to awards that are granted or modified on or after the effective date. The Company is evaluating the full effect that ASU 2014-12 will have on its consolidated financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of goods or services to customers. The original effective date for ASU 2014-09 was for annual periods beginning after December 15, 2016. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. In August 2015, the FASB issued ASU 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, which defers for one year the effective date of the new revenue standard for both public and nonpublic entities reporting under U.S. GAAP and allows early adoption as of the original effective date. The standard permits the use of either the retrospective or cumulative transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method and is evaluating the full effect of the standard on its ongoing financial reporting.

Guarantees

Under the indemnification issued to the Company’s sponsor banks, the Company has agreed to indemnify and hold harmless its sponsor banks against costs, expenses, claims, losses, or liabilities resulting from the transactions processed by the Company. Items included in the indemnification could be court costs, reasonable attorney fees, costs of investigations, chargebacks, fraud committed on behalf of the merchants, employees, or agents of the Company and any fines, fees, penalties, or other charges imposed by any card network as a result of transactions processed by the Company. Related to this indemnification, the Company is liable to the consumer, through the indemnification issued to the sponsoring bank, in the event the merchant is unable to provide the product or perform the services purchased and is also not able to credit the cardholder. The Company is indemnified by its merchant customers for such liabilities caused by their actions; however, there is a low probability of collection from a merchant in the case of its insolvency or bankruptcy. The Company cannot estimate the maximum potential amount of future payments to consumers, related to this indemnification, due to the inherent uncertainty of the consumer chargeback process. The Company establishes its reserve for merchant losses based on historical experience, ongoing credit risk assessments, the collateral held, and the fair value of the guarantee.

During the year ended December 31, 2013 (Predecessor), period from January 1, 2014 through November 11, 2014 (Predecessor), the period from November 12, 2014 through December 31, 2014 (Successor), and the year ended December 31, 2015 (Successor), the Company incurred losses of $3,548, $2,373, $177, and $3,198, respectively (reflected within the provision for merchant losses on the Consolidated Statements of Operations and Comprehensive Income (Loss)). At December 31, 2014 (Successor) and December 31, 2015 (Successor) the Company had $19,818, and $13,112, respectively, in cash collateral (reflected in funds held for merchants and restricted cash on the accompanying consolidated balance sheets) which can be used to offset funds due from merchants.

3. Acquisition

As described in Note 1, on November 12, 2014, Successor through MergerSub completed the acquisition of Predecessor. Immediately subsequent to the acquisition, MergerSub merged with and into Predecessor with Predecessor being the survivor company. A wholly owned subsidiary of Successor holds all issued and outstanding common shares of Predecessor and indirectly, its various subsidiaries.

The acquisition was accounted for by Successor under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair market value at the date of the acquisition. The fair values were estimated based on valuations performed utilizing three generally accepted business valuation approaches: the income, market, and cost approaches.

The accompanying consolidated financial statements for the period from November 12, 2014 through December 31, 2014 and as of December 31, 2014 (Successor) denote the change in accounting basis as a result of the application of the acquisition method of accounting in the successor period.

The following transactions were completed in connection with the acquisition:

•	Vista made net cash contributions of $418,761;

•	Tyche Finance, LLC entered into a loan agreement and borrowed $130,000 to finance the acquisition. See Note 8;

•	Tyche Holdings, LLC entered into new credit facility agreements and borrowed $1,020,000 to finance the acquisition. See Note 8. As a result of the new credit facility agreements, the Company’s previous debt of $749,031, including interest and second lien term facility call premium, was paid off.

The total consideration paid in the Acquisition was approximately $765,344 and was comprised of:

Cash consideration to common and preferred stockholders	$733,829
Consideration attributable to share-based awards for pre-combination services	31,515

Total consideration paid	$765,344

Pursuant to the terms of the Agreement and Plan of Merger, $17,000 of the total consideration paid to the former stockholders was placed in escrow. The escrowed funds were recorded as a current asset (Escrow deposits) and current liability (Accrued liability to former shareholders) in the Company’s December 31, 2014 Consolidated Balance Sheet. The escrowed funds were released during the first quarter of 2015 to the former shareholders and option holders after satisfaction of all terms in the Agreement and Plan of Merger.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$38,233
Settlement cash	28,840
Receivables	160,126
Funds held for merchants and restricted cash	20,162
Prepaid expenses and other current assets	10,866
Deferred tax assets	1,991
Property, equipment and software	14,459
Intangible assets	609,976
Goodwill	1,023,221
Other noncurrent assets	2,916
Accounts payable	(1,915)
Funds owed to merchants	(116,973)
Accrued processing expenses	(49,990)
Accrued expenses and other current liabilities	(55,875)
Deferred tax liabilities	(178,254)
Other noncurrent liabilities	(1,368)
Long-term debt	(741,071)

Total fair value	$765,344

The above purchase price allocation is considered final.

Accounts receivable, as measured under Level 3 inputs, are recorded at a fair value of $160,126, representing the estimated collectible amount of gross accounts receivable. Fair value approximates the carrying value of accounts receivable at the date of acquisition.

For the period from November 12, 2014 through December 31, 2014 (Successor), the Company incurred $9,775 related to Vista’s transaction costs funded by the Company. For the period from January 1, 2014 through November 11, 2014 (Predecessor), the Predecessor Company incurred $16,414 related to transaction costs. These costs are reflected in selling, general and administrative expenses in the respective consolidated statements of operations and comprehensive income (loss).

The following table summarizes the identifiable intangible assets acquired as of the date of acquisition:

	Gross Amount at Acquisition Date	Weighted Average Amortization Period (in Years)
Customer relationships	$373,900	11.6
Trade name	208,400	Indefinite
Developed software	18,776	9
Noncompete agreements	8,900	2

Total	$609,976

Goodwill of $1,023,221 was associated with the acquisition of TransFirst Inc., and $91,200 is deductible for tax purposes. Goodwill represents the excess of the purchase price over the estimated fair value assigned to tangible and identifiable intangible assets acquired and liabilities assumed from Predecessor. Goodwill primarily consists of acquired workforce and growth opportunities which do not qualify as an intangible asset.

The Predecessor periods including the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014 did not include any results of operations from the acquisition. If the acquisition had occurred as of January 1, 2013, the Company’s results of operations would be as shown in the following table. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisition actually been made at the beginning of the respective periods.

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2014
	(unaudited)	(unaudited)
Pro forma revenues	$1,067,763	$1,259,867
Pro forma net income (loss)	(19,583)	(20,887)

4. Fair Value Measurements

Fair Value of Financial Instruments

The Company’s fair value measurements are based upon a three-level valuation hierarchy and are categorized based on the level of judgment associated with the inputs used to measure their fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into the following three levels:

Level 1—Inputs are unadjusted quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date for the duration of the instrument’s anticipated life.

Level 3—Inputs are unobservable and, therefore, reflect management’s best estimate of the assumptions that market participants would use in pricing the asset or liability.

Management believes the carrying amounts of financial instruments as of December 31, 2014 and 2015 including cash and cash equivalents, settlement cash, accounts receivable, funds held for merchants and restricted cash, accounts payable, and funds owed to merchants approximate fair value due to their short maturities. Accordingly, these instruments are not presented in the following table.

The following tables provide the estimated fair values of the remaining financial instruments.

	As of December 31,
	2014 (Successor)		2015 (Successor)
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial Instruments
Other current liabilities:
Long-term borrowings:
First and second liens	$1,008,867	$1,008,867	$1,132,709	$1,116,537
BMO Harris Bank debt	130,220	130,220	—	—

The estimated fair market values of the Company’s first and second liens are based upon third party pricing sources, which generally does not represent daily market activity, nor does it represent data obtained from an exchange, and are classified as Level 2. The interest rates on the Company’s borrowings under the revolving credit facility are adjusted regularly to reflect current market rates and thus carrying value approximates fair value for these borrowings. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the periods ended December 31, 2013, December 31, 2014 or December 31, 2015.

Nonrecurring Fair Value Measurements

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

Assets and liabilities acquired in acquisitions are recorded at their fair value as of the date of acquisition. Refer to Note 3 for the fair values of assets acquired and liabilities assumed in connection with the Successor’s November 12, 2014 acquisition of Predecessor.

5. Derivative and Hedging Activities and Related Fair Value Measurements

The Company enters into interest rate protection agreements to manage market risk related to changes in interest rates; however, as of October 2014, the Company no longer had any derivative positions. The Company records all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in fair values on derivatives not qualifying for hedge accounting are reported in earnings as they occur. The Company utilizes the mark-to-market method. The Company determines the fair value through third-party assessments provided by major financial institutions. The interest rate derivative instruments are classified as Level 2 financial assets and liabilities.

Effective August 1, 2013, the Predecessor entered into the following interest rate derivative instruments to manage interest rate risk on its variable-rate debt. The Predecessor company entered into cap call agreements whereby the Predecessor company received the excess of the three-month LIBOR over the interest rate cap strike rate of 2.50%. The Predecessor company paid premiums totaling $4,220 to enter into the interest rate cap agreements. Additionally, the Predecessor company entered into a cap corridor agreement. The cap corridor agreement consisted of the Predecessor company purchasing an interest rate cap whereby the Predecessor received the excess of the three-month LIBOR over the interest rate cap strike rate of 2.0%. Secondly, the cap corridor agreement consisted of the Predecessor company selling an interest rate cap whereby the Predecessor pays the excess of the three-month LIBOR over the interest rate cap strike rate of 4.0%. The interest rate corridor instruments are subject to a master netting arrangement. Therefore, the purchased interest rate cap and sold interest rate cap have been reported net in the Predecessor’s consolidated financial statements. The Predecessor paid a premium of $839 to enter into the interest rate corridor agreement. These derivative instruments were not designated as cash flow hedges.

Contract Period	Notional Amount	Strike Rate
Interest Rate Cap Agreements
8/1/2013–8/1/2017	$200,000	2.50%
8/1/2013–8/1/2017	200,000	2.50

8/1/2013–8/1/2017	$400,000	2.50

Interest Rate Corridor Agreement
8/1/2013–8/1/2017—cap purchased	$100,000	2.00%
8/1/2013–8/1/2017—cap sold	100,000	4.00

The Predecessor terminated the cap call agreements and the cap corridor agreement in October 2014. The Predecessor received proceeds from the termination of the cap call agreements and cap corridor agreement of $1,370. The Predecessor recognized a loss of $948 upon the termination of the agreements which is included in interest expense in the consolidated statement of operations and comprehensive income (loss). There were no derivative instruments outstanding as of December 31, 2014 or 2015.

The Predecessor Company had entered into the following pay fixed, receive variable interest rate swap agreements to manage interest rate risk on its variable rate debt. The interest rate swap agreements expired in 2013.

Swap Period	Notional Amount	Weighted- Average Pay Rate
9/30/2011—9/30/2013	$200,000

As of 12/31/2012	$200,000	1.31%

The swap agreement required quarterly fixed-rate payments based on a weighted-average rate plus an applicable margin in exchange for receiving three-month LIBOR plus an applicable margin on the Company’s debt. These derivative instruments were not designated as cash flow hedges.

Fair Values of Derivative Instruments

Effect of Derivative Instruments on Consolidated Statements of Operations and Comprehensive Income (Loss)

		Amount of Gain (Loss) Recognized in Income on Derivatives
		Predecessor		Successor
Derivative	Statement of Operations and Comprehensive Income Account	Year Ended December 31, 2013	Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Year Ended December 31, 2015
Interest rate swaps	Interest expense	$1,509	$—	$—	$—
Interest rate caps and corridor	Interest expense	(1,067)	(2,621)	—	—

		$442	$(2,621)	$—	$—

6. Property, Equipment, and Software

Property, equipment, and software consisted of the following:

	Successor
	December 31, 2014	December 31, 2015
Computer hardware	$5,557	$8,014
Computer software	8,154	4,344
Furniture and other equipment	1,242	1,833
Leasehold improvements	4,256	4,290

	19,209	18,481
Less accumulated depreciation and amortization	(837)	(5,217)

	$18,372	$13,264

Depreciation and amortization expense related to property, equipment, and software for the year ended December 31, 2013 (Predecessor), the period from January 1, 2014 through November 11, 2014 (Predecessor), the period from November 12, 2014 through December 31, 2014 (Successor) and the year ended December 31, 2015 (Successor) was $7,391, 6,881, $837, and $4,633, respectively.

7. Intangible Assets and Goodwill

Finite-lived intangible assets consisted of the following:

	Successor
	December 31, 2014	December 31, 2015
Purchased merchant, bank, and customer contracts	$374,653	$386,148
Less accumulated amortization	(7,906)	(61,976)

	366,747	324,172
Noncompete agreements	8,900	8,900
Less accumulated amortization	(606)	(5,056)

	8,294	3,844
Developed software	18,776	27,179
Less accumulated amortization	(330)	(4,286)

	18,446	22,893

	$393,487	$350,909

Indefinite-lived intangible assets consisted of the following:

	Goodwill	Trade Name	Total
Balance, December 31, 2013 (Predecessor)	$486,565	$66,649	$553,214
Adjustments	—	—	—

Balance, November 11, 2014 (Predecessor)	$486,565	$66,649	$553,214

	Goodwill	Trade Name	Total
Balance, November 12, 2014 (Successor)	$—	$—	$—
Acquisition fair value adjustments	1,023,221	208,400	1,231,621

Balance, December 31, 2014 (Successor)	1,023,221	208,400	1,231,621
Adjustments	—	—	—

Balance, December 31, 2015 (Successor)	$1,023,221	$208,400	$1,231,621

Successor Company

A total of $753 and $11,495 of merchant, bank, and customer contracts were acquired during the period from November 12, 2014 through December 31, 2014 and year ended December 31, 2015, respectively, which have weighted-average amortization periods of 4.13 and 4.06 years, respectively.

The estimated amortization expense for the Company’s amortizable intangible assets for future periods subsequent to the year ended December 31, 2015, is as follows:

2016	$58,250
2017	49,807
2018	44,103
2019	38,295
2020	33,697
2021 and thereafter	126,757

$350,909

Amortization expense for the period from November 12, 2014 through December 31, 2014 and for the year ended December 31, 2015 was $8,841 and $62,273, respectively.

Predecessor Company

A total of $8,050 and $4,776 of merchant, bank, and customer contracts were acquired during the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014, respectively, which have weighted-average amortization periods of 5.75 and 4.10 years, respectively.

Purchased merchant, bank, and customer contracts were amortized over a period ranging from one to 12 years. Noncompete agreements were amortized over a period ranging from two to five years. Developed technology as well as finite-lived trade names were amortized over ten and seven years, respectively.

Amortization expense for the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014 was $16,519 and $11,785, respectively.

The Predecessor launched a newly designed corporate website in 2013. The Company consolidated its online assets under the TransFirst brand; MerchantExpress.com and MerchantAccount.com were redirected to TransFirst.com. The MerchantExpress.com and MerchantAccount.com brands are no longer being used.

The Predecessor evaluated the impacted domain names and trade name for possible impairment. Since the domain names and trade name were no longer being used and would not be sold, the Predecessor determined that they had no remaining fair value. The determination was made that the net book values of $351 and $260, respectively, were impaired with the charge included in selling, general, and administrative expenses in the consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2013.

The Predecessor purchased merchant contracts from a particular distribution partner, based on a calculated amount for each merchant contract purchased. The book values of these purchases are reflected within purchased merchant, bank, and customer contracts. Due to the known value paid for each contract, they are reviewed on a quarterly basis to identify if any merchants are no longer processing yet still carry a book value. Since the merchants are no longer processing with the Company, the Company determined that the contracts have no remaining fair value; therefore, any remaining net book value is considered impaired. In addition, the remaining tax basis can be deducted from income on the Company’s tax return. For GAAP purposes, Predecessor has expensed $1,055 and $436 for the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014, respectively. These impairments are included in selling, general, and administrative expenses on the consolidated statements of operations and comprehensive income (loss).

In March 2014, the Predecessor sold customer relationship intangible assets with net book values of $108 for proceeds of $218. The Predecessor recorded a gain on the sale of $110 which is included in selling, general, and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

8. Long-Term Debt

Notes payable and long-term debt consisted of the following:

	Successor
	December 31,	December 31,
	2014	2015
First lien term loan, dated November 12, 2014 (as amended June 9, 2015)	$700,000	$757,521
Second lien term loan, dated November 12, 2014 (as amended June 9, 2015)	320,000	385,000
BMO Harris Bank debt	130,220	—

Total debt obligations	1,150,220	1,142,521
Unamortized discount:
Discount on first lien term loan, dated November 12, 2014 (as amended June 9, 2015)	(7,987)	(6,918)
Discount on second lien term loan, dated November 12, 2014 (as amended June 9, 2015)	(3,146)	(2,894)

Carrying value of debt	1,139,087	1,132,709
Less current portion	(137,220)	(7,633)

Long-term debt, less current portion	$1,001,867	$1,125,076

Successor Company

On November 12, 2014, Predecessor as a subsidiary of Successor, entered into a First Lien Credit Agreement and a Second Lien Credit Agreement (the November 2014 Credit Facilities). The First Lien Credit Agreement provided for a term loan in an aggregate principal amount of $700,000, with a maturity date of November 12, 2021, and a $50,000 revolving credit facility with a maturity date of November 12, 2019. The principal amount of the term loan amortizes in quarterly installments equal to 1% per annum of the original principal amount with the balance payable at maturity. Additionally, an annual principal payment is due if the Company has excess cash flow, as defined in the November 2014 Credit Facilities as amended on June 9, 2015. Based on the excess cash flow calculation at December 31, 2015, the Successor was not required to make an excess cash flow payment. The Company is subject to the requirement to make any required additional principal payments, based on the annual excess cash flow calculation, within five business days after the issuance of their annual consolidated financial statements for the remainder of the term of the debt agreements.

The Second Lien Credit Agreement provided for a term loan in an aggregate principal amount of $320,000, with a maturity date of November 12, 2022. The entire amount of the loan is payable at maturity. The Company can elect to prepay the Second Lien Credit Agreement.

Debt issuance costs of $28,338, were capitalized and are being amortized to interest expense using the effective interest method over the term of the related debt. The first lien term facility was issued at a discount of 1%, the first lien term revolving facility was issued at a discount of approximately 2.30%, the second lien term facility was issued at a discount of 1%. The discount is reflected as an offset to long-term debt and is being amortized to interest expense using the effective interest method over the term of the respective agreements.

The interest rate per annum applicable to the November 2014 Credit Facilities is based on a fluctuating rate of interest plus an applicable margin determined by reference to either (i) Alternate Base Rate Loans which is calculated as the greater of (a) the base rate in effect on such date, (b) the federal funds rate in effect on such day plus 0.5% and (c) the adjusted London Interbank Offered Rate (LIBOR, with a 1% floor for Term Loans only) for a one-month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00% or (ii) Eurodollar Loans which bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the interest period in effect plus the applicable margin. The Adjusted LIBOR Rate is calculated as the greater of (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the LIBOR Rate for such Eurodollar borrowing in effect for such interest period divided by 1 minus the statutory reserves (if any) for such Eurodollar borrowing for such interest period and (b) with respect to term loans only, 1.00%. The fluctuating rate of interest applicable to the November 2014 Credit Facilities is currently based on a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements plus an applicable margin, as defined in the November 2014 Credit Facilities. The applicable margins were 4.5% and 8.00% for the first lien and second lien loans, respectively.

Upon the occurrence and during the existence of any event of default under the terms of the credit agreements, the overdue obligations shall bear interest at a rate per annum equal to 2.00% plus the rate otherwise applicable to such loan.

On June 9, 2015, the Successor Company entered into amendments to its first and second lien credit facilities. The First Amendment to First Lien Credit Agreement (dated as of November 12, 2014 as amended June 9, 2015) increased the loan balance by $65,000 to $763,250. The First Amendment to Second Lien Credit Agreement (dated as of November 12, 2014 as amended June 9, 2015) increased the loan balance by $65,000 to $385,000. The proceeds of the additional borrowings were used to repay in full the BMO Harris Bank loan. Debt issuance costs, representing third-party costs of approximately $3,786, paid during the year ended December 31, 2015, were expensed and were included in selling, general, and administrative expenses. Debt issuance costs, representing fees paid to lenders as well as third-party costs related to the revolving facility, of approximately $1,884 were paid during the year ended December 31, 2015 and were capitalized and are being amortized to interest expense using the effective interest method over the term of the related debt. Lastly, the additional first and second lien term debt borrowings were issued at a discount of 0.25%. The discount is reflected as an offset to long-term debt and is being amortized to interest expense using the effective interest method over the term of the respective agreements.

The applicable margin assessed on the first lien term loan decreased to 3.75%. The first lien applicable margin will decrease to 3.5% if the total leverage ratio is less than 6.0 to 1.0 for the previous quarter. All other components for the interest rate calculation remained the same.

As of December 31, 2015, the interest rate on the First and Second Lien Credit Agreements was 4.75% and 9.00%, respectively. The weighted-average interest rate on these borrowings was 6.18% at December 31, 2015.

Under the First Lien Credit Agreement, the Company is required to comply with certain financial covenants. The covenants include a quarterly first lien leverage ratio which shall be in effect when any revolving loans and undrawn amounts of letters of credit are outstanding in excess of 30% of the revolving commitments as of the end of a fiscal quarter. The first lien leverage ratio is a calculation of first lien funded indebtedness less cash and cash equivalents to consolidated earnings before interest, taxes, depreciation, and amortization of the Company as of the last day of any test period not to exceed the ratios set forth below for 2015:

Quarterly Test Periods Ended	First Lien Leverage Ratio
March 31, 2015	7.80:1.00
June 30, 2015	7.80:1.00
September 30, 2015	7.80:1.00
December 31, 2015	7.70:1.00

During the period from November 12, 2014 to December 31, 2014 and the year ended December 31, 2015 there were no instances in which the Company was in a position of non-compliance with its financial debt covenants.

Substantially all of the Company’s tangible and intangible assets are considered collateral security under the November 12, 2014 Credit Facilities.

The borrowing capacity of the first lien revolving credit facility was $49,050 as of December 31, 2015, due to outstanding letters of credit of $950 with the Company’s current lender. The borrowing capacity of the first lien revolving credit facility remained undrawn at December 31, 2014 and December 31, 2015.

On November 11, 2014 Tyche Finance, LLC, a wholly owned subsidiary of Successor, entered into a Loan Authorization Agreement with BMO Harris Bank. The Loan Authorization Agreement provided for a maximum revolving commitment of $145,000. Effective November 12, 2014, the Successor Company borrowed $130,000 under the terms of the loan authorization account. The interest rate per annum applicable to the loan authorization account equals the greater of (i) the rate per annum announced by BMO Harris Bank from time to time as its prime commercial rate (the “Prime Rate”) or (ii) the LIBOR Quoted Rate for such day plus the rate of 2.75% per annum (the “LIBOR Margin”). Interest on the loan shall, at the option of the Successor Company, be payable either (i) in immediately available funds on each interest payment date, or (ii) through a loan on each interest payment date (paid-in-kind interest), or (iii) by any combination of the methods. The Successor Company incurred paid-in-kind interest at 3.25% per annum for the period from November 12, 2014 through December 31, 2014 of $579. The paid-in-kind interest incurred for the period from November 12, 2014 through November 30, 2014 was compounded as of December 22, 2014 (applicable interest payment date). The paid-in-kind interest incurred for the period from December 1, 2014 through December 31, 2014 was compounded as of January 15, 2015 and was therefore recorded to interest payable as of December 31, 2014. The Successor Company incurred paid-in-kind interest at 3.25% for the year ended December 31, 2015 of $1,857. Borrowings under the loan authorization account were payable on demand. The Successor Company incurred debt issuance costs of $366 related to the borrowing which were expensed as incurred as the loan was callable.

The BMO Harris Bank loan was repaid in full June 9, 2015 with proceeds from the refinancing of the First and Second Lien Credit Agreements.

Future maturities of long-term debt as of December 31, 2015 (excluding discounts):

2016	$7,633
2017	7,633
2018	7,633
2019	7,633
2020	7,633
Thereafter	1,104,356

$1,142,521

Future maturities of obligations under seller-financed purchases of intangible assets (see note 2) as of December 31, 2015:

2016	$4,843
2017	43
2018	45
2019	48

$4,979

The credit agreements for TransFirst Inc. restrict the ability to pay dividends and distribute property to their respective equity holders. The agreements contain exceptions for such dividends and distributions, including up to specified maximum dollar amounts or if certain financial ratios are satisfied. As a result, all of the consolidated net assets of TransFirst Inc. are effectively restricted with respect to their ability to be transferred to the ultimate parent company, TransFirst Holdings Corp. TransFirst Holdings Corp. has no separate assets other than its investments in its subsidiaries, and all of its business operations are conducted through its operating subsidiaries.

Predecessor Company

On August 8, 2014, the Predecessor entered into amendments to its first and second lien credit facilities. The amendment to the First Lien Credit Agreement (dated as of December 27, 2012 as amended by Amendment No. 1, dated as of April 30, 2013, and Amendment No. 2, dated March 26, 2014) increased the loan balance by $100,000 to $486,295. The amendment of the Second Lien Credit Agreement (dated as of December 27, 2012 as amended by Amendment No. 1, dated March 26, 2014) provided for borrowings of $225,000, which was consistent with the prior loan balance. The proceeds of the borrowings were used to pay transaction expenses, as well as pay dividends. Debt issuance costs, representing third-party costs, of approximately $2,124 were expensed and were included in selling, general, and administrative expenses. The Predecessor also incurred $1,887 in direct costs paid to lenders that were classified as debt discount costs, which were amortized to interest expense using the effective interest method over the terms of the related debt. Lastly, the additional $100,000 in borrowings under the First Lien Credit Agreement was issued at a discount rate of 1.0%. The discount was reflected as an offset to long-term debt and amortized to interest expense using the effective interest method over the term of the first lien.

On March 26, 2014, the Predecessor refinanced its first lien term loan facility and its second lien term loan facility. The Predecessor entered into amendments to the applicable credit agreements that provided for a $396,008 first lien term loan and a $225,000 second lien term loan. The second lien term loan was issued at a discount rate of 0.25%. The Predecessor was able to reduce the interest rate assessed on both the first and second lien term loans. Debt issuance costs, representing third-party costs related to the first and second lien term loans of approximately $1,965 were expensed and were included in selling, general, and administrative expenses.

On April 30, 2013, the Predecessor refinanced its first lien term loan facility and first lien revolving facility. The Predecessor entered into amendments to the applicable credit agreement that provided for a $399,000 first lien term loan facility and a $50,000 revolving credit facility. The Predecessor was able to reduce the interest rate assessed on both the first lien term loan facility and the first lien revolving facility. Debt issuance costs, representing fees paid to lenders, of approximately $4,130 were recorded as debt discount costs and were being amortized over the term of the first lien term loan as interest expense using the effective interest method. Debt issuance costs, representing third-party costs, of approximately $1,119 were expensed and were included in selling, general, and administrative expenses. The first lien term loan facility had quarterly payments of $998 with the remaining balance due December 27, 2017. The borrowing capacity of the first lien revolving credit facility was reduced to $48,800 as of December 31, 2013, due to outstanding letters of credit of $1,200. The borrowing capacity of $48,800 remained undrawn at December 31, 2013. The revolving credit facility would have matured on December 27, 2017.

The term loan facilities bore interest at the Eurocurrency Rate for the interest period plus an applicable rate. The first lien revolving facility bore interest at the Base Rate for the interest period plus an applicable rate. The weighted-average interest rate on these borrowings was 7.01% at December 31, 2013.

The credit agreements provided for financial, affirmative and negative covenants that may have restricted, among other things, the Predecessor’s subsidiaries’ ability to incur indebtedness, dispose of assets, and make capital expenditures and investments. The Predecessor was required to comply with a maximum total leverage ratio. The Predecessor had complied with financial covenants during the period from January 1, 2014 through November 11, 2014 as well for the year ended December 31, 2013. The debt under the credit agreement was collateralized by substantially all of the assets of the Predecessor.

Beginning with the year ended December 31, 2013, if the total leverage ratio as of the last day of the fiscal year fell within a range specified by the credit agreement, the Predecessor was required to make an advance principal payment equal to 25% or 50% of excess cash flow, as defined by the credit agreements. Based on the leverage ratio at December 31, 2013, the Predecessor was required to make a principal payment of $10,800 within ten days after the issuance of the 2013 consolidated financial statements, but no later than the 130th day after the end of a fiscal year, which reduced future scheduled quarterly payments.

On June 15, 2007, certain subsidiaries of the Predecessor issued a subordinated note with a face amount of $25,000 to WCAS. The subordinated note bore interest at 10%. Effective December 27, 2012, the Predecessor and WCAS amended the securities purchase agreement to which the subordinated note is subject. The amendment extended the maturity of the note to September 27, 2018. The note was issued at a discount rate of 12.27%. Additionally, the note required a mandatory prepayment upon a qualified initial public offering or upon a change of control.

The amended securities purchase agreement required the payment of paid-in-kind interest at 12%, rather than cash interest, if the consolidated total leverage ratio was equal to or greater than 5.75 to 1.00 as of a measurement date. The Predecessor was required to pay paid-in-kind interest of $1,685 for the six months ended June 30, 2013, due to this requirement. Under the subordinated debt agreement, the Predecessor at its option, elected to pay paid-in-kind interest for 12 months (July 1, 2009 through June 30, 2010) resulting in paid-in-kind interest of $3,090.

On November 12, 2014, in conjunction with the consummation of the November 2014 Credit Facilities, Successor repaid the $486,295 under the first lien term loan facility, dated August 8, 2014, $225,000 under the second lien term loan facility, dated August 8, 2014, $29,775 under the WCAS subordinated debt as well as accrued interest as of November 12, 2014.

The credit agreements for TransFirst Group, Inc. restrict the ability to pay dividends and distribute property to their respective equity holders. The agreements contain exceptions for such dividends and distributions, including up to specified maximum dollar amounts or if certain financial ratios are satisfied. As a result, all of the consolidated net assets of TransFirst Group, Inc. are effectively restricted with respect to their ability to be transferred to the ultimate parent company, TransFirst Inc. TransFirst Inc. has no separate assets other than its investments in its subsidiaries, and all of its business operations are conducted through its operating subsidiaries.

9. Income Taxes

Income tax (benefit) expense was comprised of the following:

	Predecessor		Successor
	Year Ended December 31, 2013	Period From January 1 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Year Ended December 31, 2015
Current:
U.S. federal	$—	$3	$(9)	$(3,897)
State	9	73	31	156

Total current	9	76	22	(3,741)
Deferred:
U.S. federal	10,865	1,302	(3,444)	(127)
State	1,378	150	(448)	(868)

Total deferred	12,243	1,452	(3,892)	(995)

	$12,252	$1,528	$(3,870)	$(4,736)

The reconciliation of income taxes computed at the U.S. federal statutory rate to the provision for income taxes is as follows for the periods ended:

	Predecessor
	Year Ended December 31, 2013%
Income from continuing operations before income taxes at the federal statutory rate	$9,997	35.00%
Permanent items	111	0.39
Stock compensation	99	0.35
Other*	661	2.31
State taxes, net of federal tax benefit	1,384	4.85

Total income tax expense	$12,252	42.90%

	Predecessor		Successor
	Period From January 1, 2014 to November 11, 2014%		Period From November 12, 2014 to December 31, 2014%		Year Ended December 31, 2015%
Income (loss) from continuing operations before income taxes at the federal statutory rate	$944	35.00%	$(4,811)	35.00%	$(4,173)	35.00%
Permanent items	59	2.23	(16)	.11	—	—
Non-deductible transaction costs	581	21.56	1,407	10.23	—	—
Stock compensation	188	6.96	—	—	—	—
Other*	(442)	-16.4	2	-0.02	205	-1.72
State taxes, net of federal tax benefit	198	7.33	(452)	3.29	(768)	6.44

Total income tax expense (benefit)	$1,528	56.68%	$(3,870)	28.15%	$(4,736)	39.72%

*	The sub-categories within Other had less than a 5% impact on the total effective tax rate.

The effective tax rate for the year ended December 31, 2013, the period from January 1, 2014 through November 11, 2014 (Predecessor), the period from November 12, 2014 through December 31, 2014 (Successor) and the year ended December 31, 2015 was 42.90%, 56.68%, 28.15%, and 39.72%, respectively.

The Company’s effective tax rate is the provision (benefit) for income taxes expressed as a percentage of income or loss before income taxes. The Company’s effective tax rate was different from the statutory rate of 35% for the year ended December 31, 2015 (Successor) primarily due to establishing tax credits, state income tax, and adding back 50% of meals and entertainment. The Company’s effective tax rate was different from the statutory rate of 35% for the year ended December 31, 2014 (Successor) primarily due to non-deductible transaction expenses incurred due to the acquisition and state income tax. The Company’s effective tax rate was different from the statutory rate of 35% for the period ended November 11, 2014 (Predecessor) primarily due to non-deductible transaction expenses, state income tax, and stock compensation expense incurred due to the acquisition. The Company’s effective tax rate was different from the statutory rate of 35% for the year ended December 31, 2013 primarily due to adding back 50% of meals and entertainment and state income tax.

The tax effects of significant items comprising the Company’s deferred tax assets and liabilities are as follows at December 31:

	Successor	Successor
	December 31,	December 31,
	2014	2015
Deferred tax assets:
Provision for merchant losses	$999	$495
Accrued expenses	1,189	1,659
Federal and state net operating loss carryforwards	26,967	21,358
Minimum Tax Credit	—	240
Accrued Litigation	—	890
Deferred Compensation	—	3,114
Other	617	747

Total deferred tax asset	29,772	28,503
Valuation allowance	—	—

Realizable deferred tax assets	29,772	28,503
Deferred tax liabilities:
Depreciation on property and equipment	(2,443)	(2,439)
Goodwill and intangibles	(199,673)	(190,810)
Deferred loan costs	27	(3,793)
Original issue discount/premium	13	(2,767)
Other	(66)	(69)

Total deferred tax liabilities	(202,142)	(199,878)

Net deferred tax liability	$(172,370)	$(171,375)

The Company’s deferred tax assets and liabilities were included in the consolidated balance sheets as of December 31, 2014 and 2015 as follows:

	Successor	Successor
	December 31,	December 31,
	2014	2015
Total current assets, net	$1,874	$5,401
Total noncurrent liabilities, net	(174,244)	(176,776)

Net deferred tax liabilities	$(172,370)	$(171,375)

The Company carried back $12,140 NOL from 2014 to 2012 generating a tax refund of $4,000 received in 2015. As of December 31, 2015 the Successor had federal net operating loss (NOL) carry-forwards totaling approximately $48,316. As of December 31, 2014 the Successor had federal net operating loss (NOL) carry-forwards totaling approximately $64,707. The federal NOLs will begin to expire in 2033. The Predecessor also has state NOL carry-forwards totaling approximately $35,744 as of December 31, 2013. The Successor had state NOL carry-forwards totaling approximately $94,923 as of December 31, 2014. The Successor had state NOL carry-forwards totaling approximately $97,757 as of December 31, 2015. The state NOLs will begin to expire in 2016. The Company does not anticipate expiration of any unutilized state NOLs at this time.

The Company has no material uncertain tax positions recorded.

The Company believes it is more likely than not that the full benefit of the deferred tax assets will be recognized. Realization of the Company’s net deferred tax assets is dependent upon the Company generating sufficient taxable income in future years in the appropriate tax jurisdictions to obtain a benefit from the reversal of deductible temporary differences and from tax loss carry-forwards. In assessing the need for a valuation allowance, the Company has considered all positive and negative evidence, including scheduled reversal of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. The Company has concluded that all deferred tax assets will be used in the foreseeable future, primarily as a result of federal and state NOL utilization and sufficient future taxable income.

Management will continue to assess the need for a valuation allowance related to deferred tax assets that are more likely than not to be realized due to a change in circumstances. Adjustments for a change in circumstances could result from changes to tax jurisdiction statutes related to NOL carryforwards, enacted tax rates, or a change to income tax benefits or expenses recognized as a result of a business combination. The Company’s tax reserves reflect management’s estimate of the maximum amount of tax benefit that is more likely than not of being realized.

10. Equity

Due to change of control provisions in the Predecessor’s equity agreements, immediately prior to the consummation of the Merger Agreement, all outstanding restricted stock units and options outstanding under the equity incentive plans, were automatically fully vested and converted into the right to receive cash, equal to the aggregate number of common stock otherwise issuable upon exercise of such equity instrument at $11.06 per share, less the per share exercise price of each stock option.

Successor Stock Options

Effective April 30, 2015, the Board of Directors approved the 2015 Stock Option Plan, which provided for discretionary awards of stock options to the Company’s employees. A total of 6,736 shares of common stock have been reserved for issuance under the 2015 Stock Option Plan. The 2015 Stock Option Plan provided for time-based vesting Service Option awards, which vested over four years as long as the option holder remained an employee of the Company. 37.5% of the options vested after eighteen months and 6.25% each quarter thereafter. The Service Option awards were exercisable only to the extent they had become vested upon the earliest of the option holder’s death, disability, close of business on the date that was 30 days prior to the tenth anniversary of the grant date, or upon a termination event. Additionally, in May 2015, the Company issued 2,638 Return Target Options which vested if the option holder remained an employee of the Company upon a termination event dependent upon meeting certain market conditions.

Both the Service Option awards and the Return Target Option awards were cancelled as of October 14, 2015 in exchange for a series of cash payments totaling $15,603. $6,068 of the cash payments are guaranteed and will be paid to the former option holders regardless of their continued employment in October 2016. $3,034 of the cash payments will be paid, subject to the recipient’s continued employment, upon the earliest to occur of the closing date of an Initial Public Offering or October 2016. $3,901 of the cash payments will be paid, subject to the recipient’s continued employment, November 2016. The remaining $2,600 will be paid ratably, subject to the recipient’s continued employment, February 2017, May 2017 and August 2017. Upon a change of control, all amounts would be considered vested and payable by the Company to the employees. Both the Service Option awards and the Return Target Option awards were considered improbable of vesting due to performance conditions considered improbable of achievement. As the performance conditions were not considered probable at the time the option awards were cancelled and replaced with the cash payment awards (award modification), no compensation expense was recognized on the option awards. As the replacement awards (cash payment awards) are considered probable of vesting, the fair value of the modified cash awards will be expensed over the required service periods. The Successor recorded deferred compensation expense of $0 and $7,874 for the period from November 12, 2014 through December 31, 2014 and the year ended December 31, 2015, respectively (reported within selling, general and administrative expenses), related to the cash payment awards.

Effective November 12, 2014, the Board of Directors approved the Management Incentive Plan, which provided for cash payment awards upon a sale of the Company, as of (and contingent upon) the completion of a sale of the Company. Upon a sale of the Company, award recipients will receive cash payments if equity return multiples are equal to or greater than three and dependent upon the continued employment of the recipient.

The Successor did not issue any stock option awards for the period from November 12, 2014 through December 31, 2014. Stock option activities for the year ended December 31, 2015 were as follows:

Time Vesting Service Options

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Options outstanding at December 31, 2014	—	—	—
Granted	3,694	$4,490
Cancelled	3,694	4,490

Options outstanding at December 31, 2015	—	$—	—

Options exercisable at December 31, 2015	—

The grant-date fair value for the time-vesting options was calculated using the Black-Scholes option valuation model. There were no options granted during the period from November 12, 2014 through December 31, 2014. The fair values of options granted during the year ended December 31, 2015, were calculated using the following estimated weighted-average assumptions:

Time-Vesting Options
Year Ended December 31, 2015
Weighted-average exercise price	$4,490
Weighted-average grant-date fair value	$3,548
Assumptions:
Risk-free interest rate	2.30%
Expected life (in years)	10.00
Expected volatility	45.00%
Expected dividend yield	—%

Risk-free interest rate—The market yield on zero-coupon U.S. Treasury securities for the expected life of each option type is used as the risk-free interest rate.

Expected life—The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar options, giving consideration to the contractual terms, vesting schedules, and expectations of future employee behavior.

Expected volatility—The Successor’s stock was not publicly traded at the time of issuance. Therefore, the calculation of volatility of the Successor’s stock was based on the historical stock price volatility of a peer group of similar, publicly traded companies, using adjusted closing monthly stock prices for the expected life of each option type.

Expected dividend yield—The Successor intended to retain any earnings to finance future growth and reduce its debt and, therefore, did not anticipate paying any cash dividends on its common stock in the foreseeable future.

Under the terms of the 2015 Stock Option Plan, upon a voluntary employee termination the Company had the ability to repurchase any exercised option shares at the lower of cost or fair market value. Because of this repurchase feature, the options were not deemed substantively vested until the transfer restrictions terminate, which would occur upon either an IPO or an approved sale.

Predecessor

Redeemable Convertible Preferred Stock

The Predecessor’s participating preferred stock accrued cumulative quarterly dividends (i.e. regular dividends) from the date of issuance at the rate of 9% based on $17.05 per share plus all accumulated and unpaid dividends. In addition to the regular dividends, the preferred stock had the ability to participate in any common share dividends on a one for one basis. The Predecessor had authorized 11,500,000 shares of which 9,132,466 shares were issued and outstanding at December 31, 2013. The shares were redeemable upon a change in control, liquidation, dissolution, or winding up of the Predecessor or a deemed liquidation event. Upon redemption due to a change in control, the Predecessor shall pay the accreted value of the share (defined as $17.05 plus the amount of accumulated but unpaid regular dividends) as of the date of redemption plus the amount of declared but unpaid dividends thereon, other than regular dividends, and issue one share of common stock to the preferred stockholder for each preferred share held. The Predecessor paid all accumulated dividends and redeemed 2,284,648 shares of preferred stock as of December 27, 2012. The Predecessor had not declared dividends as of December 31, 2013. Accumulated but unpaid dividends were $14,649 as of December 31, 2013. As of December 31, 2013, the total liquidation preference for the preferred stock was $170,359 (excluding the value of common participating shares). As of August 12, 2014, the Predecessor paid all accumulated preferred stock dividends of $24,207. The dividends were paid from proceeds of the August 8, 2014 refinancing of the first lien and second lien term loans. As of November 12, 2014, upon the consummation of the Merger Agreement, the total liquidation preference for the preferred stock of $159,239 was paid.

Due to the shares being redeemable upon a change in control, liquidation, dissolution, or winding up of the Company or a deemed liquidation event, not solely within the control of the Company, the preferred stock had been classified as mezzanine equity on the Predecessor’s Consolidated Balance Sheet. The preferred stock had been adjusted to its redemption amount as of December 31, 2013. Changes in redemption value were recognized immediately as they occurred and the carrying value of the security was adjusted to equal what the redemption amount would have been if redemption were to occur at the end of the reporting date based on the conditions that existed as of that date.

Equity Incentive Plan

Effective June 15, 2007, the Predecessor’s Board of Directors approved the TransFirst Inc. 2007 Equity Incentive Plan (the 2007 Plan), which provided for discretionary awards of stock appreciation rights, stock options, restricted stock, unrestricted stock, stock units, and performance awards to the Predecessor’s employees, directors, consultants, and advisors. Effective November 8, 2011, the Predecessor adopted an amended and restated equity plan under which the Predecessor amended and restated options and restricted stock awards issued under the 2007 plan such that the terms and conditions of the existing awards would be subject to the 2011 Equity Plan. A total of 9,118,195 shares of common stock had been reserved for issuance under the 2011 Equity Plan, as amended.

The award agreements provided for time-based vesting awards, which vested on a straight-line basis of 25% each year over four years, as well as market-based and performance-based vesting awards, which vested annually over a four-year period dependent upon achieving specified targets established within the agreements. In the event the targets were not achieved, certain agreements provided for catch-up vesting if subsequent targets were reached. Both types of awards expired after seven years. The Predecessor recognized compensation cost on a straight-line basis for awards with time vesting conditions only. The Predecessor recognized compensation cost for awards with performance conditions if and when the Predecessor concluded that it was probable that the performance condition would be achieved.

Both the time-based vesting awards and the performance-based vesting awards vested upon a change of control. Therefore, all outstanding equity incentive plan awards vested upon the consummation of the merger agreement.

Restricted Stock

The Predecessor did not issue any restricted stock during the year ended December 31, 2013 or the period from January 1, 2014 through November 11, 2014. Activity related to restricted stock awards during the year ended December 31, 2013 and the period from January 1, 2014 through December 31, 2014 was as follows:

Restricted Stock Awards—Time Vesting

	Shares of Restricted Stock	Weighted- Average Fair Value	Weighted- Average Remaining Contractual Life (Years)
Non-vested at December 31, 2012	7,500	1.07	3.46
Vested	(7,500)	1.07
Forfeited	—

Non-vested at December 31, 2013 and 2014	—

Vested at December 31, 2014	—

Restricted Stock Awards—Performance Vesting

	Shares of Restricted Stock	Weighted- Average Fair Value	Weighted- Average Remaining Contractual Life (Years)
Non-vested at December 31, 2012	1,340,767	1.20	1.86
Vested	(361,112)	1.19
Forfeited	(6,084)	1.57

Non-vested at December 31, 2013	973,571	1.20	1.20
Vested	(895,577)	1.20
Forfeited	(77,994)	1.20

Non-vested at December 31, 2014	—

Vested at December 31, 2014	—

All outstanding, unvested restricted stock awards vested upon the consummation of the merger agreement effective November 12, 2014; therefore, all previously unrecognized compensation expense was recorded by the Predecessor.

Compensation expense associated with restricted stock awards for the year ended December 31, 2013 (Predecessor) and for period from January 1, 2014 through November 11, 2014 (Predecessor) was $494 and $915, respectively.

Stock Options

Stock option activities for the year ended December 31, 2013 (Predecessor) and for the period from January 1, 2014 through November 11, 2014 (Predecessor) were as follows:

Stock Options—Time Vesting

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Options outstanding at December 31, 2012	952,750	1.87	5.38
Granted	326,000	3.12
Forfeited	(65,424)	2.08
Exercised	(51,576)	1.42

Options outstanding at December 31, 2013	1,161,750	2.23	5.02
Granted	—	—
Forfeited	(48,492)	2.74
Exercised	(1,113,258)	2.21

Options outstanding at December 31, 2014,	—

Options exercisable at December 31, 2014	—

Stock Options—Performance Vesting

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
Options outstanding at December 31, 2012	1,890,253	1.82	5.38
Granted	1,049,000	3.12
Forfeited	(219,952)	1.75
Exercised	(60,783)	1.44

Options outstanding at December 31, 2013	2,658,518	2.35	5.30
Granted	—	—
Forfeited	(146,294)	2.64
Exercised	(2,512,224)	2.33

Options outstanding at December 31, 2014	—

Options exercisable at December 31, 2014	—

The total intrinsic value of stock options exercised during the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014 was $190 and $31,515, respectively.

Options are granted at a price not less than the fair value of the Company’s common stock at the date of grant. The grant-date fair value was calculated using the Black-Scholes option valuation model. There were no options granted during the period from January 1, 2014 through November 11, 2014. The fair values of options granted during the year ended December 31, 2013, were calculated using the following estimated weighted-average assumptions:

	Time-Vesting Options	Performance-Vesting
	2013	2013
Options granted	326,000	1,049,000
Weighted-average exercise price	$3.12	$3.12
Weighted-average grant-date fair value	$0.84	$0.82
Assumptions:
Risk-free interest rate	0.82—1.42%	0.82—1.42%
Expected life (in years)	4.75	4.75
Expected volatility	26.53—36.04%	26.53—36.04%
Expected dividend yield	—%	—%

Risk-free interest rate—The market yield on zero-coupon U.S. Treasury securities for the expected life of each option type is used as the risk-free interest rate.

Expected life—The expected term of the options represents the estimated period of time until exercise and is based on historical experience of similar options, giving consideration to the contractual terms, vesting schedules, and expectations of future employee behavior.

Expected volatility—The Predecessor’s stock was not publicly traded. Therefore, the calculation of volatility of the Predecessor was based on the historical stock price volatility of a peer group of similar, publicly traded companies, using adjusted closing monthly stock prices for the expected life of each option type.

Expected dividend yield—The Predecessor intended to retain any earnings to finance future growth and reduce its debt and, therefore, did not anticipate paying any cash dividends on its common stock in the foreseeable future. However, the Predecessor paid cash dividends of $93,509 in August 2014.

All outstanding, unvested time vesting and performance options vested upon the consummation of the Merger Agreement, effective November 12, 2014; therefore, all previously unrecognized noncash compensation related to the options was recognized by the Predecessor.

The Predecessor recorded stock-based compensation expense of $150 and $1,796 related to stock options for the year ended December 31, 2013 and the period ended January 1, 2014 through November 11, 2014, respectively. There was no unrecognized stock-based compensation expense related to non-vested stock options at December 31, 2014. As part of the Acquisition on November 12, 2014, stock options and restricted stock with a fair value of $18,079 vested as a result of the change in control. Such amount was included in equity of the Predecessor in conjunction with the Acquisition, also referred to as black line Acquisition Accounting.

11. Employee Benefit Plans

401(k) Plans

In 2000, the Predecessor adopted the TransFirst, LLC 401(k) Retirement Plan (the Plan), which meets the requirements of Section 401(k) of the Internal Revenue Code. The Plan allows for a matching contribution by the Company and a discretionary contribution as determined by the Predecessor’s Board of Directors. Under the Plan, the Predecessor recorded an expense for matching contributions of $918, and $901 for the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014, respectively. The Successor recorded an expense for matching contributions of $160 and $1,142 for the period from November 12, 2014 through December 31, 2014 and the year ended December 31, 2015, respectively.

12. Related-Party Transactions

Successor

Management Agreement

In connection with the Vista Acquisition, the Company entered into a management agreement with an affiliate of Vista, Vista Equity Partners Management, LLC (VEP), pursuant to which VEP was retained to provide the Company with certain management and consulting services. The Company reimburses VEP for any out-of-pocket costs and expenses, and recorded expenses of approximately $40 and $113 to VEP for the Successor period November 12 through December 31, 2014 and the year ended December 31, 2015, respectively.

Relationship with VCG

Following the Vista Acquisition, the Company has utilized Vista Consulting Group (VCG), the operating and consulting arm of Vista, for consulting services, and paid to VCG related fees and expenses. The Company has recorded expenses of approximately $35 and $940 related to VCG for the Successor period November 12 through December 31, 2014 and the year ended December 31, 2015, respectively.

As of December 31, 2014 and 2015, $75 and $219 were accrued for invoices payable to VEP and VCG and are included in other current liabilities in the accompanying consolidated balance sheet.

Transaction with Other Vista Portfolio Companies

The Company conducted business with various other portfolio companies of Vista in the ordinary course of business. The Company believes these transactions were conducted on an arms-length basis. Activity processed for the period November 12, 2014 through December 31, 2014 and for the year ended December 31, 2015 was not material.

Predecessor

The Predecessor and WCAS had entered into a management agreement whereby the Company paid WCAS a management fee of $1,000 annually. WCAS Capital Partners, IV, an investment fund managed by WCAS owned all of the outstanding stock of the Predecessor. Under this agreement, the Predecessor recorded $1,000 and $866 of expense during the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014, respectively. In addition, the Predecessor entered into an agreement to pay $62.5 per quarter to WCAS for support provided by the WCAS Resource Group. Under this agreement, the Predecessor recorded $250 and $219 of expense during the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014, respectively. These expenses are included in management fees in the accompanying consolidated statements of operations and other comprehensive income (loss). The Company had also entered into a subordinated debt agreement with WCAS (see Note 8).

As of December 31, 2013, the Predecessor had outstanding loans receivable of $1,435, which represented promissory notes issued by employees. These promissory loans were recourse in nature and were issued to facilitate payment of personal income taxes related to restricted stock grants. All outstanding employee promissory notes were repaid by August 2014.

Prior to the Vista Acquisition the Company conducted business with various other portfolio companies of WCAS in the ordinary course of business. The Company believes these transactions were conducted on an arms-length basis. For the fiscal year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014, the Company recorded approximately $2,365 and $3,172 in gross revenues, respectively, associated with sales of the Company’s products and services to companies in which WCAS then held investments.

In 2007, in connection with the acquisition of the Predecessor by WCAS, the Predecessor entered into a securities purchase agreement with WCAS pursuant to which WCAS purchased a mezzanine note in an aggregate principal amount of $25,000, 148,602 shares of Participating Preferred Stock and 484,815 shares of common stock. The mezzanine note accrued interest at a rate of 10.0% per annum, if paid in cash, or 12.0% per annum, if paid-in-kind, and was to mature on September 27, 2018. The mezzanine note was retired in connection with the Vista Acquisition, which resulted in payments of $30,867 to WCAS on November 12, 2014.

13. Commitments and Contingencies

The Company leases its existing office facilities in Colorado, California, New York, Tennessee, and Texas under operating leases. Some of the leases have escalation clauses and no renewal options. The total amount of the minimum rent is expensed on a straight-line basis over the term of the lease. The Successor’s rent expense was $461 and $3,583 for the period from November 12, 2014 through December 31, 2014 and the year ended December 31, 2015, respectively. The Predecessor’s rent expense was $3,126 and $2,650, for the year ended December 31, 2013 and the period from January 1, 2014 through November 11, 2014, respectively.

Future minimum rental commitments under noncancelable operating leases at December 31, 2015, are summarized below:

2016	$3,432
2017	3,686
2018	3,554
2019	3,119
2020	3,183
2021 and thereafter	3,671

$20,645

The Company is subject to certain legal proceedings, claims, and disputes that arise in the ordinary course of its business. Although the Company is unable to estimate the range of reasonably possible losses for these legal proceedings at this time, the Company’s management does not believe these actions will have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

The Company issues letters of credit to secure real estate obligations and to its sponsoring banks in the ordinary course of business. These letters of credit are generally for periods of one year and automatically renew every year. As of December 31, 2015, letters of credit outstanding totaled $950. These commitments would only be drawn upon if the Company were to fail to meet its obligations to respective lessors or its sponsoring banks.

14. Earnings Per Share

The previously issued Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2013 (Predecessor) and the period from January 1, 2014 through November 11, 2014 (Predecessor) omitted certain disclosures required by GAAP related to income (loss) available to common shareholders and earnings (loss) per share information as the information was not considered meaningful. These financial statements have now been corrected to reflect the addition of these previously omitted presentation and disclosure items on the face of the Consolidated Statements of Operations and Comprehensive Income (Loss) for the respective periods. In addition, the Company has also corrected the previously issued financial statements to include a reconciliation of both basic and dilutive earnings (loss) per common share calculations for the year ended December 31, 2013 (Predecessor), the period from January 1, 2014 through November 11, 2014 (Predecessor), and the period from November 12, 2014 through December 31, 2014 (Successor) below.

We report both basic and diluted earnings per share. A reconciliation of both calculations for the year ended December 31, 2013 and the period from January 1, 2014 to November 11, 2014 are based on the Predecessor’s capital structure (Note 10). The period from November 12, 2014 to December 31, 2014 and the year ended December 31, 2015 are based on the Successor’s capital structure (Note 10).

	Predecessor		Successor
	Year Ended December 31, 2013	Period From January 1, 2014 to November 11, 2014	Period From November 12, 2014 to December 31, 2014	Year Ended December 31, 2015
Net income (loss) and comprehensive income (loss)	$16,310	$1,167	$(9,877)	$(7,188)
Accretion of preferred stock to redemption value	(14,498)	(13,087)	—	—
Dividends paid on participating preferred stock	—	(16,438)	—	—

Net income (loss) available to common shareholders	$1,812	$(28,358)	$(9,877)	$(7,188)

Dividends paid to common shareholders:
Participating restricted shares	$—	$(1,132)	$—	$—
Common shares	—	(75,939)	—	—

Undistributed earnings (loss)	$1,812	$(105,429)	$(9,877)	$(7,188)
Percentage allocated to common shares (a)	80.50%	100.00%	100.00%	100.00%
Undistributed earnings—common shares	$1,458	$(105,429)	$(9,877)	$(7,188)
Dividends paid—common shares	—	75,939	—	—

Numerator for basic and diluted earnings (loss) per common share	$1,458	$(29,490)	$(9,877)	$(7,188)

Denominator:
Denominator for basic earnings per common share-weighted-average common shares	41,689,132	42,075,083	93,264	93,264
Incremental shares for stock options	621,062	—	—	—

Denominator for diluted earnings per common share-adjusted weighted-average shares	42,310,194	42,075,083	93,264	93,264

Per common share income (loss):
Basic	$0.03	$(0.70)	$(105.90)	$(77.07)
Diluted	$0.03	$(0.70)	$(105.90)	$(77.07)
(a) Weighted-average common shares outstanding	41,689,132	42,075,083	93,264	93,264
Weighted-average restricted stock and preferred shares (participating securities)	10,109,510	—	—	—

	51,798,642	42,075,083	93,264	93,264
Percentage allocated to common shares	80.50%	100.00%	100.00%	100.00%

Preferred stock and unvested restricted stock are presented as participating securities, for the Predecessor Company, due to their ability to share in any common stock dividends that are declared. The Successor’s capital structure does not include any participating securities.

Diluted earnings per share excludes the impact of shares of common stock issuable upon the exercise of options related to 843,129 shares of stock for the Predecessor period from January 1, 2014 to November 11, 2014 as the effect would be antidilutive due to a net loss available to common shareholders during those periods.

15. Subsequent Events

Subsequent events were evaluated from the balance sheet date of December 31, 2015 through the audited consolidated financial statements issuance date of March 3, 2016.

Effective January 26, 2016, Total System Services, Inc. (TSYS) entered into a definitive Stock Purchase Agreement with Vista Equity Partners Fund V, L.P. to acquire TransFirst Holdings Corp. (the Company) in an all cash transaction valued at approximately $2.35 billion.